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Exhibit 99.1

KMG CHEMICALS ANNOUNCES PRICING OF PUBLIC OFFERING

HOUSTON, TX—June 30, 2006—KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that a public offering of 2,800,000 shares of its common stock has been priced at $7.00 per share, before underwriting discounts or commissions. The offering consists of 1,500,000 shares from KMG and 1,087,984 from David Hatcher, KMG's Chairman and CEO and 212,016 from Valves Incorporated of Texas, whose President is Fred C. Leonard, an outside director of KMG. KMG and the selling shareholders have granted the underwriters an option to purchase up to an additional 420,000 shares solely to cover over-allotments, if any. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission (File No. 333-133901). The transaction is expected to close on July 6, 2006, subject to customary closing conditions.

KMG currently intends to use the net proceeds of this offering for working capital, to fund future acquisitions and for general corporate purposes.

Boenning & Scattergood, Inc. served as lead book-running manager of the offering and Sterne, Agee & Leach, Inc. acted as co-manager.

Copies of the final prospectus relating to the offering may be obtained from Boenning & Scattergood, Inc. at 4 Tower Bridge 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428 or Sterne, Agee & Leach, Inc. at 800 Shades Creek Parkway, Suite 700 Birmingham, Alabama 35209.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes. Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak
Chief Financial Officer
KMG Chemicals, Inc.
713-600-3814
jsobchak@kmgchemicals.com

Investor Relations Counsel:
The Equity Group Inc.
Loren Mortman
212-836-9604
LMortman@equityny.com

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KMG CHEMICALS ANNOUNCES PRICING OF PUBLIC OFFERING